Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen North Carolina Dividend
Advantage Municipal Fund 3
333-92288
811-21158

A special meeting of the shareholders
of the Nuveen North Carolina
Dividend Advantage Municipal Fund
3 was held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
3,857,378 and
the number of negative votes:  13,114

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007569.